EXHIBIT 99.1

CENTER FINANCIAL REPORTS 18% YEAR-OVER-YEAR LOAN GROWTH

FOR 2007 THIRD QUARTER

— Credit Quality Steady at 0.38% of Total Gross Loans —

LOS ANGELES – October 25, 2007 – Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today reported financial results for its third quarter and nine months ended September 30, 2007, with net loans increasing 6% sequentially and 18% over the year-ago period and asset quality remaining solid.

2007 Third Quarter Summary:

•	Net loans increased 6% sequentially by $104.1 million to $1.72 billion from Q2 2007; up 18% over Q3 2006

•	Provision for loan losses of $2.0 million versus $1.1 million in Q2 2007 reflects strong loan growth

•	Nonperforming assets stable at 0.38% of total gross loans, versus 0.37% at June 30, 2007

•	Allowance for loan losses upped to 1.13% from 1.12%

•	Total deposits up 7% over September 30, 2006 to $1.52 billion, but down 4% sequentially

•	Non-interest bearing deposits equal 24% of total deposits, versus 25% for Q2 2007

•	Net interest margin compressed to 4.22% from 4.39% for Q2 2007

•	Net interest income before provision for loan losses increased 1% sequentially to $19.3 million

•	Net income of $5.7 million, or $0.34 per diluted share, principally reflects higher loan loss provisioning and no gain on sale of loans versus Q2 2007

•	Efficiency ratio improved sequentially to 50.4% from 51.2% for Q2 2007

•	ROAA and ROAE down sequentially to 1.16% and 14.47%, respectively, versus 1.39% and 17.27% for Q2 2007

•	Successful remediation of material weakness in internal controls reported in Q1 2007 Form 10-Q

•	Quarterly cash dividend of $0.05 per share

•	Signed definitive agreement to acquire First Intercontinental Bank

“Benefiting from a strengthened, cohesive management team, along with a streamlined branch and LPO support structure, Center Bank delivered a very strong quarter of new loan production that added more than $100 million dollars net to our total loan portfolio,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “As our historical focus has always been serving the financial needs of small business entrepreneurs, we do not participate in subprime residential mortgage lending, negative amortization loans or collateralized debt obligation markets. With no direct exposure to asset quality issues created by these activities and our traditionally conservative underwriting standards, Center Bank’s loan portfolio remains intact with steady and sound credit metrics.

“Given the difficult operating environment, we are cautiously navigating forward with our growth objectives designed to create greater value for our customers, employees and shareholders. While our strategy to refrain from selling loans to the wholesale market for an immediate gain on sale each quarter will initially challenge our year-over-year earnings comparisons, we have strong conviction that this policy is a sound one that will ultimately lead to greater profits longer term, particularly in light of recent market developments,” Yoo said.

2007 THIRD QUARTER

For the three months ended September 30, 2007, net interest income before provision for loan losses rose 5% to $19.3 million from $18.4 million in the 2006 third quarter. The increase reflects growth in the company’s earning assets driven by continued strength in loan originations, offset in part by a larger proportion of interest-bearing deposits and higher interest expense on borrowed funds. The company’s yield on interest-earning assets averaged 8.01% for the three months ended September 30, 2007, compared with 8.11% in the 2007 second quarter and 8.08% in the 2006 third quarter. The net interest margin for the 2007 third quarter was 4.22%, down from 4.39% in the immediately preceding second quarter and 4.63% in the year-ago third quarter. The company attributed the net interest margin compression to the growing demand for fixed rate loans, which provides lower rates than variable rate lending, general rate increases in funding liabilities and a less favorable mix of interest-bearing to noninterest-bearing deposits. In addition, the Federal Reserve Board’s reduction in the Federal funds rate by 50 basis points on September 18, 2007, which resulted in a corresponding prime rate reduction to 7.75%, further pressured the company’s net interest margin.

Center Financial added $2.0 million to its provision for loan losses in the current third quarter, primarily due to very strong loan growth. This compared with $1.1 million in the immediately preceding second quarter and $2.5 million in the year-ago third quarter. Allowance for loan losses to gross loans was increased to 1.13%

Noninterest income in the third quarter of 2007 totaled $3.4 million and did not include any gain from the sale of loans to the wholesale market. This compares with total noninterest income of $4.9 million in the year-ago third quarter, which included a gain on sale of loans of $819,000.

Noninterest expense for the 2007 third quarter equaled $11.5 million, up 6% from $10.8 million a year earlier, principally reflecting increased costs for staff and occupancy over the prior-year period. Compared with $12.1 million in the immediately preceding second quarter, 2007 third quarter noninterest expense declined 6%, reflecting lower professional service, business promotion and advertising expenses. As a percentage of average earning assets, noninterest expense was 2.5% for the current third quarter, improved from 2.9% in the preceding second quarter and from 2.7% in the 2006 third quarter. The company’s efficiency ratio for the 2007 third quarter improved to 50.4% from 51.2% in the immediately preceding second quarter, but was up from 46.3% posted in the third quarter of 2006.

Net income for the 2007 third quarter declined year-over-year to $5.7 million, equal to $0.34 per diluted share, principally reflecting management’s determination not to sell loans to wholesale market and overall increases in salary and benefits. In the year-ago third quarter, the company posted net income of $6.4 million, or $0.38 per diluted share, which included a pre-tax gain on sale of $819,000.

Return on average assets (ROAA) and return on average equity (ROAE) equaled 1.16% and 14.47%, respectively, for the three months ended September 30, 2007. This compares with 1.39% and 17.27%, respectively, for the immediately preceding second quarter. In the year-ago third quarter, ROAA and ROAE were 1.47% and 19.44%, respectively.

2007 NINE MONTHS

For the nine months ended September 30, 2007, net interest income before provision for loan losses increased 9% to $57.1 million from $52.3 million in the comparable 2006 period. The increase reflects the growth in the company’s earning assets driven by continued strength in loan originations, offset in part by a larger proportion of interest-bearing deposits and higher interest expense on borrowed funds. Yield on interest-earning assets in the first nine months of 2007 rose to 8.05% from 7.84% in same period a year ago. The net interest margin year-to-date was 4.33%, compared with 4.54% for the first nine months of 2006. The company attributed the net interest margin compression to the growing demand for fixed rate loans, which provides lower rates than variable rate lending, general rate increases in funding liabilities and a less favorable mix of interest-bearing to noninterest-bearing deposits.

The company’s provision for loan losses totaled $4.4 million in the first nine months of 2007, compared with $4.3 million in the 2006 year-to-date period. Allowance for loan losses to gross loans was 1.13% at September 30, 2007, compared with 1.12% a year ago.

Noninterest income for first nine months of 2007 totaled $11.5 million and includes a $618,000 gain on the sale of unguaranteed portion SBA loans posted in the preceding second quarter. This compares with noninterest income of $17.6 million in the 2006 nine-month period, which includes $2.6 million in gain on sale of SBA loans. In addition, the 2006 year-to-date noninterest income includes a one-time recognition of $2.5 million related to an insurance settlement.

Noninterest expense for the first nine months of 2007 rose 5% to $35.1 million from $33.5 million in the same period a year earlier, reflecting increased costs for staff and occupancy over the prior-year period, offset by lower professional services, business promotion and advertising expenses. The company’s efficiency ratio was 51.1% for the 2007 year-to-date period. This compares with an efficiency ratio of 48.0% for the 2006 nine-month period, which included the net positive impact from the $2.5 million one-time insurance settlement offset partially by a one-time, BSA-related consulting expense of $1.5 million recorded in the 2006 first quarter. Excluding the net positive impact of the insurance settlement and BSA-related consulting expense, the company would have reported an efficiency ratio of 48.7% for the 2006 nine months.

Net income for the first nine months of 2007 totaled $18.0 million, or $1.07 per diluted share, including $618,000 in gain on sale of loans. This compares with $19.8 million, or $1.19 per diluted share, in the 2006 year-to-date period, which included a $2.6 million in gain on sale of loans and a non-recurring insurance settlement of $2.5 million, offset partially by BSA-related consulting expense of $1.5 million. Excluding the $2.0 million differential in gain on sale of loans for the comparable nine-month periods, the insurance settlement and the BSA-related consulting expense, the company’s 2006 nine-month net income would have been $18.0 million, equal to $1.08 per diluted share.

Return on average assets and return on average equity for the nine months ended September 30, 2007 equaled 1.28% and 16.02%, respectively, compared with 1.58% and 21.57% during the corresponding 2006 period. Excluding the $2.0 million differential in gain on sale of loans for the comparable nine-month periods, the insurance settlement and the BSA-related consulting expense, the company’s 2006 nine-month ROAA and ROAE would have been 1.44% and 19.60%, respectively.

FINANCIAL CONDITION

Gross loans at September 30, 2007 increased 6% sequentially to $1.74 billion from $1.64 billion at June 30, 2007 and rose 12% from $1.56 billion at December 31, 2006. Year-over-year, gross loans increased 18% from September 30, 2006. As of September 30, 2007, commercial real estate loans, which increased 10% from year-end 2006, remained the largest component of the company’s total loan portfolio and accounted for 66% of total loans outstanding. Real estate construction loans, which accounted for 3% of the company’s total loans at September 30, 2007, were up 38% over December 31, 2006. Commercial and industrial loans, including commercial, trade finance and SBA loans, represented 26% and consumer loans totaled 5% of the company’s gross loan portfolio at September 30, 2007. Net loans as a percentage of total assets increased to 85.6% at September 30, 207, compared with 84.3% at June 30, 2007 and 83.4% at year-end 2006.

Center Financial continued to maintain sound asset quality with nonperforming assets at September 30, 2007 totaling $6.6 million, or $4.2 million, net of the guaranteed portion of nonperforming SBA loans. This compares with nonperforming assets of $6.0 million, or $3.3 million, net of SBA guarantee, at June 30, 2007 and $3.3 million, or $2.3 million, net of SBA guarantee, at December 31, 2006. As a percentage of total gross loans, nonperforming loans equaled 0.38% at September 30, 2007, compared with 0.37% at June 30, 2007 and 0.21% at December 31, 2006.

The company noted that one nonperforming guaranteed SBA loan, located outside of Southern California and totaling $791,000, was brought current during the 2007 third quarter, but is still being reported as nonperforming and impaired in accordance with accounting guidelines and bank collection procedures. Year-to-date, net charge-offs totaled $2.2 million. This compares with net charge-offs of $1.6 million in the first nine months of 2006, which included a larger-than-usual recovery of $423,000 from one loan. The total allowance for loan losses at September 30, 2007 increased to $19.6 million, reflecting the strong expansion of the company’s loan portfolio and represented 1.13% of gross loans. This compares with allowance for losses of $17.4 million, or 1.12% of gross loans, at December 31, 2006.

Total deposits at September 30, 2007 equaled $1.52 billion, up 6% over $1.43 billion at December 31, 2006, but were down sequentially from $1.59 billion at June 30, 2007. Non-interest bearing deposits at the end of the 2007 third quarter totaled $361.1 million and accounted for 24% of total deposits, versus $388.2 million, or 27% of total deposits, at December 31, 2006. Time deposits at September 30, 2007 accounted for 57% of total deposits, compared with 54% at year-end 2006. Center Bank’s loan-to-deposit ratio as of September 30, 2007 equaled 113.0%, compared with 107.5% at December 31, 2006.

The average cost of interest-bearing deposits year-to-date increased to 4.80% from 4.36% for the 2006 nine-month period, reflecting increases in the Fed Funds rate by the Federal Reserve. The company said that due to a lagging effect, the 50 basis point reduction in the Fed Funds rate on September 18, 2007 did not have any significant impact on its cost of interest-bearing deposits. The average cost of total deposits rose to 3.57% for the current nine-month period, up from 3.21% in the same year-ago period.

Total assets at September 30, 2007 increased to $2.00 billion from $1.84 billion at December 31, 2006, primarily reflecting the growth in the company’s loan portfolio. Average interest-earning assets totaled $1.76 billion for the 2007 nine-month period, compared with $1.54 billion for the corresponding 2006 period.

Shareholders’ equity at September 30, 2007 increased 13% to $158.8 million from $140.7 million at December 31, 2006. Tangible book value at the end of the 2007 third quarter increased to $9.40 per share from $9.06 per share at

June 30, 2007 and $8.37 per share at year-end 2006. At September 30, 2007, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 9.93%, a total risk-based capital ratio of 11.08%, and a Tier 1 leverage ratio of 9.01%.

“During our third quarter, we made significant progress with our reinvigorated expansion strategies,” Yoo said. “We recently announced the signing of lease for a full-service branch in Diamond Bar, Calif., which will be our 16th branch in Southern California. We are also looking forward to the opening of our second full-service branch in the Seattle area in November, as well as the relocation of our Oxford branch to a significantly larger site in the heart of Los Angeles’ Koreatown this winter. On a larger scale, we announced our plans to enter the Atlanta market early in 2008 with the pending acquisition of First Intercontinental Bank, as discussed below. Through the acquisition of the first Korean-American financial institution established in the Atlanta metro area with the greatest market share, we believe the opportunities are tremendous for continued expansion along the East Coast. With the progress made-to-date being driven by a strengthened organization, we are confident that we are well prepared for our next phase of growth for Center Financial.”

DEFINITIVE AGREEMENT TO ACQUIRE FIRST INTERCONTINENTAL BANK

On September 18, 2007, Center Financial announced that it had entered into a definitive agreement to acquire First Intercontinental Bank of Doraville, Ga., the commercial business center of Atlanta’s Asian community. Under the terms of the definitive agreement, which has been approved by each respective board of directors, First Intercontinental will be merged into a newly formed Georgia state-chartered banking subsidiary of Center Financial that will operate under the First Intercontinental Bank name. Center Financial will become a multi-bank holding company with Center Bank and First Intercontinental Bank as its two wholly owned banking subsidiaries. The transaction is valued at $22.27 per fully diluted share of First Intercontinental Bank common stock, based on a total purchase price of $65.2 million. Of this amount, approximately $3.6 million is to be paid in cash for the cancellation of outstanding First Intercontinental stock options, and the remainder is to be paid to First Intercontinental shareholders, payable 60% in cash and 40 % in Center Financial common stock. The closing of the transaction is subject to the approvals of the Federal Reserve Board, the FDIC and the Georgia Department of Banking and Finance, as well as the approval of First Intercontinental’s shareholders. The transaction is expected to be completed in the first quarter of 2008.

Investor Conference Call

The company will host an investor conference call at 12:00 p.m. EDT (9:00 a.m. PDT) on Thursday, October 25, 2007 to review the financial results for its 2007 third quarter. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.centerbank.com and www.earnings.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephone replay of the call will be available through 9:00 p.m. EDT, Thursday, November 1, 2007 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 23618712.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $2.0 billion at September 30, 2007. Headquartered in Los Angeles, Center Bank operates 24 branch and loan production offices. Of the company’s 17 full-service branches, 15 are located throughout Southern California, along with one branch each in Chicago and Seattle. Center Bank’s seven loan production offices are strategically located in Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Dallas and Northern California. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the next phase of growth for Center Financial and Center Bank, integration risks associated with the First Intercontinental Bank acquisitions, satisfaction of various closing conditions and receipt of all regulatory approvals. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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(TABLES FOLLOW)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

	9/30/2007	12/31/2006
	(Dollars in thousands)
ASSETS
Cash and due from banks	$64,070	$71,504
Federal funds sold	6,470	—
Money market funds and interest-bearing deposits in other banks	2,233	1,872

Cash and cash equivalents	72,773	73,376

Securities available for sale, at fair value	132,162	148,913
Securities held to maturity, at amortized cost (fair value of $10,295 as of September 30, 2007 and $10,571 as of December 31, 2006)	10,373	10,591
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	13,437	11,065
Loans, net of allowance for loan losses of $19,619 as of September 30, 2007 and $17,412 as of December 31, 2006	1,681,650	1,518,666
Loans held for sale, at the lower of cost or market	36,621	18,510
Premises and equipment, net	13,407	13,322
Customers’ liability on acceptances	3,748	4,871
Accrued interest receivable	9,336	8,574
Deferred income taxes, net	11,318	11,723
Investments in affordable housing partnerships	6,150	6,878
Cash surrender value of life insurance	11,482	11,183
Goodwill	1,253	1,253
Intangible assets, net	280	320
Other assets	3,453	4,067

Total Assets	$2,007,443	$1,843,312

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$361,137	$388,163
Interest-bearing	1,159,132	1,041,236

Total deposits	1,520,269	1,429,399

Acceptances outstanding	3,748	4,871
Accrued interest payable	11,927	11,458
Other borrowed funds	285,324	229,490
	18,557	18,557
Accrued expenses and other liabilities	8,771	8,803

Total liabilities	1,848,596	1,702,578

Commitments and Contingencies	—	—
Shareholders’ Equity
Serial preferred stock, no par value; authorized 10,000,000 shares; issued and outstanding, none	—	—
Common stock, no par value; authorized 40,000,000 shares; issued and outstanding, 16,730,407 (including 8,700 shares of unvested restricted stock) as of September 30, 2007 and 16,632,601 as of December 31, 2006	71,088	69,172
Retained earnings	87,471	71,777
Accumulated other comprehensive loss, net of tax	288	(215)

Total shareholders’ equity	158,847	140,734

Total Liabilities and Shareholders’ Equity	$2,007,443	$1,843,312

Tangible book value per share	$9.40	$8.37

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	9/30/07	6/30/07	9/30/06	2007	2006
	(Dollars in thousands, except per share data)
Interest and Dividend Income:
Interest and fees on loans	$34,781	$33,490	$29,906	$100,252	$81,961
Interest on federal funds sold	67	62	88	180	1,506
Interest on taxable investment securities	1,595	1,551	1,757	4,771	6,001
Interest on tax-advantaged investment securities	125	129	144	387	393
Dividends on equity stock	151	181	107	506	265
Money market funds and interest-earning deposits	16	16	119	48	232

Total interest and dividend income	36,735	35,429	32,121	106,144	90,358

Interest Expense:
Interest on deposits	14,767	13,431	11,843	39,775	35,187
Interest on borrowed funds	2,258	2,426	1,499	8,120	1,780
Interest expense on trust preferred securities	378	373	383	1,120	1,076

Total interest expense	17,403	16,230	13,725	49,015	38,043

Net interest income before provision for loan losses	19,332	19,199	18,396	57,129	52,315
Provision for loan losses	2,000	1,100	2,494	4,370	4,269

Net interest income after provision for loan losses	17,332	18,099	15,902	52,759	48,046

Noninterest Income:
Customer service fees	1,676	1,772	2,019	5,215	6,233
Fee income from trade finance transactions	615	682	849	2,046	2,599
Wire transfer fees	206	226	221	643	674
Gain on sale of loans	—	618	819	618	2,616
Gain on sale of equipment	—	—	—	12	—
Loan service fees	409	612	480	1,398	1,448
Insurance settlement - legal fees	—	—	—	—	2,520
Other income	477	585	520	1,596	1,532

Total noninterest income	3,383	4,495	4,908	11,528	17,622

Noninterest Expense:
Salaries and employee benefits	6,342	6,218	5,632	19,220	17,142
Occupancy	1,079	983	957	3,022	2,736
Furniture, fixtures, and equipment	575	497	487	1,539	1,456
Data processing	530	533	539	1,567	1,622
Professional service fees	359	1,082	704	2,449	3,118
Business promotion and advertising	480	830	552	1,549	1,888
Stationery and supplies	137	138	179	408	505
Telecommunications	160	146	169	442	507
Postage and courier service	185	191	212	565	548
Security service	268	271	247	779	749
Loss on sale of investment securities	—	—	115	—	115
(Gain) loss on interest rate swaps	—	—	(57)	—	26
Other operating expenses	1,332	1,240	1,043	3,574	3,124

Total noninterest expense	11,447	12,129	10,779	35,114	33,536

Income before income tax provision	9,268	10,465	10,031	29,173	32,132
Income tax provision	3,570	3,982	3,671	11,136	12,324

Net income	5,698	6,483	6,360	18,037	19,808

EARNINGS PER SHARE:
Basic	$0.34	$0.39	$0.38	$1.08	$1.20

Diluted	$0.34	$0.39	$0.38	$1.07	$1.19

Weighted average shares outstanding - basic	16,720,539	16,679,653	16,564,111	16,689,622	16,503,416

Weighted average shares outstanding - diluted	16,785,290	16,761,144	16,681,811	16,785,126	16,648,779

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Three Months Ended
	9/30/07		6/30/07		9/30/06
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,662,816	8.30%	$1,591,648	8.44%	$1,382,189	8.58%
Federal funds sold	4,582	5.80	4,401	5.65	6,428	5.43
Investments	152,387	4.96	156,539	4.81	188,378	4.71

Total interest-earning assets	1,819,785	8.01	1,752,588	8.11	1,576,995	8.08

Noninterest - earning assets:
Cash and due from banks	63,727		66,295		77,246
Bank premises and equipment, net	13,564		13,553		13,675
Customers’ acceptances outstanding	3,241		4,446		5,774
Accrued interest receivables	8,286		7,642		7,236
Other assets	32,399		31,631		32,127

Total noninterest-earning assets	121,217		123,567		136,058

Total assets	$1,941,002		$1,876,155		$1,713,053

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$263,320	4.30%	$228,726	4.01%	$206,719	3.13%
Savings	60,946	3.17	69,258	3.43	79,517	3.82
Time certificates of deposit over $100,000	763,632	5.27	718,716	5.26	649,063	5.11
Other time certificates of deposit	104,879	4.83	97,148	4.69	97,158	4.43

	1,192,777	4.91	1,113,848	4.84	1,032,457	4.55
Other borrowed funds	180,667	4.96	181,339	5.37	110,855	5.36
Long-term subordinated debentures	18,557	8.08	18,557	8.06	18,557	8.19

Total interest-bearing liabilities	1,392,001	4.96	1,313,744	4.96	1,161,869	4.69

Noninterest-bearing liabilities:
Demand deposits	370,254		389,084		397,470

Total funding liabilities	1,762,255	3.92%	1,702,828	3.82%	1,559,339	3.49%

Other liabilities	22,572		22,745		23,919

Total noninterest-bearing liabilities	392,826		411,829		421,389
Shareholders’ equity	156,175		150,582		129,795

Total liabilities and shareholders’ equity	$1,941,002		$1,876,155		$1,713,053

Net interest income
Cost of deposits		3.75%		3.58%		3.29%

Net interest spread		3.05%		3.15%		3.39%

Net interest margin		4.22%		4.39%		4.63%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2007		2006
	Average Balance	Rate/ Yield	Average Balance	Rate/ Yield
Assets:
Interest-earning assets:
Loans	$1,601,321	8.37%	$1,285,291	8.53%
Federal funds sold	4,214	5.71	42,929	4.69
Investments	158,883	4.86	212,816	4.42

Total interest-earning assets	1,764,418	8.05	1,541,036	7.84

Noninterest - earning assets:
Cash and due from banks	68,010		77,124
Bank premises and equipment, net	13,512		13,805
Customers’ acceptances outstanding	3,774		5,020
Accrued interest receivables	7,939		6,895
Other assets	32,625		31,522

Total noninterest-earning assets	125,860		134,366

Total assets	$1,890,278		$1,675,402

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$224,431	3.91%	$209,808	2.95%
Savings	67,653	3.41	80,711	3.79
Time certificates of deposit over $100,000	717,074	5.23	687,668	4.89
Other time certificates of deposit	97,635	4.68	99,786	4.16

	1,106,793	4.80	1,077,973	4.36
Other borrowed funds	208,329	5.21	45,290	5.25
Long-term subordinated debentures	18,557	8.07	18,557	7.75

Total interest-bearing liabilities	1,333,679	4.91	1,141,820	4.45

Noninterest-bearing liabilities:
Demand deposits	384,593		388,068

Total funding liabilities	1,718,272	3.81%	1,529,888	3.32%

Other liabilities	21,461		22,710

Total noninterest-bearing liabilities	406,054		410,778
Shareholders’ equity	150,545		122,804

Total liabilities and shareholders’ equity	$1,890,278		$1,675,402

Net interest income
Cost of deposits		3.57%		3.21%

Net interest spread		3.14%		3.39%

Net interest margin		4.33%		4.54%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

	As of the Dates Indicated
	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
	(Dollars in thousands)
Real Estate:
Construction	$59,821	$58,865	$53,468	$43,508	$30,934
Commercial	1,142,899	1,080,128	1,060,110	1,042,562	985,334
Commercial	306,037	288,736	285,132	277,296	260,437
Trade Finance	75,526	67,000	68,703	66,925	72,349
SBA	65,561	58,464	56,083	50,606	54,347
Consumer and other	90,675	82,084	77,893	77,682	77,031

Total Gross Loans	1,740,519	1,635,277	1,601,389	1,558,579	1,480,432

Less:
Allowance for Losses	19,619	18,289	17,855	17,412	16,530
Deferred Loan Fees	1,833	1,954	2,225	2,347	1,970
Discount on SBA Loans Retained	796	874	1,535	1,644	1,373

Total Net Loans and Loans Held for Sale	$1,718,271	$1,614,160	$1,579,774	$1,537,176	$1,460,559

As a percentage of total gross loans:
Real estate:
Construction	3.4%	3.6%	3.3%	2.8%	2.1%
Commercial	65.7%	66.1%	66.2%	66.9%	66.6%
Commercial	17.6%	17.7%	17.8%	17.8%	17.6%
Trade finance	4.3%	4.1%	4.3%	4.3%	4.9%
SBA	3.8%	3.6%	3.5%	3.2%	3.6%
Consumer	5.2%	5.0%	4.9%	5.0%	5.2%

Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

	As of the Dates Indicated
	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
	(Dollars in thousands)
Demand deposits (noninterest-bearing)	$361,137	$393,108	$389,358	$388,163	$394,144
Money market accounts and NOW	237,457	275,403	181,305	190,453	182,231
Savings	58,764	65,838	71,973	76,846	78,974

	657,358	734,349	642,636	655,462	655,349
Time deposits
Less than $100,000	105,038	102,582	91,600	91,830	95,551
$100,000 or more	757,873	748,421	707,915	682,107	664,598

Total	$1,520,269	$1,585,352	$1,442,151	$1,429,399	$1,415,498

As a percentage of total deposits:
Demand deposits (noninterest-bearing)	23.8%	24.8%	27.0%	27.2%	27.8%
Money market accounts and NOW	15.6%	17.4%	12.6%	13.3%	12.9%
Savings	3.9%	4.2%	5.0%	5.4%	5.6%

	43.2%	46.3%	44.6%	45.9%	46.3%
Time deposits
Less than $100,000	6.9%	6.5%	6.4%	6.4%	6.8%
$100,000 or more	49.9%	47.2%	49.1%	47.7%	47.0%

Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)

	September 30, 2007	December 31, 2006	September 30, 2006
	(Dollars in thousands)
Nonperforming loans:
Commercial	$1,428	$1,502	$1,540
Consumer	445	429	252
Trade Finance	199	—	—
SBA	4,535	1,330	893

Total nonperforming assets	6,607	3,261	2,685

Guaranteed portion of nonperforming SBA loans	2,418	973	484

Total nonperforming assets, net of SBA guarantee	$4,189	$2,288	$2,201

	Nine Months Ended September 30, 2007	Year Ended December 31, 2006	Nine Months Ended September 30, 2006
	(Dollars in thousands)
Balances
Average total loans outstanding during the period	$1,619,267	$1,356,169	$1,299,913

Total loans outstanding at end of period	$1,737,890	$1,554,588	$1,477,089

Allowance for Loan Losses:
Balance at beginning of period	$17,412	$13,871	$13,871

Charge-offs:
Commercial Real Estate	—	258	257
Commercial	2,032	1,635	1,280
Consumer	127	333	249
SBA	84	473	364

Other	—	—	—
Total charge-offs	2,243	2,699	2,150

Recoveries
Real estate	—	423	423
Commercial	19	44	38
Consumer	54	101	76
SBA	7	6	3

Total recoveries	80	574	540

Net loan charge-offs	2,163	2,125	1,610
Provision for loan losses	4,370	5,666	4,269

Balance at end of period	$19,619	$17,412	$16,530

Ratios:
Nonperforming loans as a percent of total gross loans	0.38%	0.21%	0.18%
Nonperforming assets as a percent of total loans and other real estate owned	0.38	0.21%	0.18
Net loan charge-offs to average loans	0.13	0.16%	0.12
Provision for loan losses to average total loans	0.27	0.42	0.33
Allowance for loan losses to gross loans at end of period	1.13	1.12	1.12
Allowance for loan losses to total nonperforming loans	297	534	616
Net loan charge-offs to allowance for loan losses at end of period	11.03	12.20	9.73
Net loan charge-offs to provision for loan losses	49.50	37.50	37.70